Exhibit 8.1

[Locke Lord LLP Letterhead]

December 17, 2013

PMC Commercial Trust

17950 Preston Road, Suite 600

Dallas, Texas 75252

Ladies and Gentlemen:

We have acted as counsel to PMC Commercial Trust, a Texas real estate investment trust (“PMC Commercial”), in connection with the Special Dividend (defined below) and Merger (as defined below) as described in a Registration Statement on Form S-4, File No. 333-190934, and the related joint proxy statement/prospectus filed by PMC Commercial, Southfork Merger Sub, LLC, a Delaware limited liability company (“PMC Merger Sub”), CIM Urban REIT, LLC, a Delaware limited liability company (“CIM REIT”), and CIM Merger Sub, LLC, a Delaware limited liability (“CIM Merger Sub”), with the United States Securities and Exchange Commission (as amended, the “Registration Statement”). In connection with the filing of the Registration Statement, we have been asked to provide you with this letter regarding the United States federal income tax treatment of the Special Dividend (as defined below).

CIM REIT, CIM Merger Sub, PMC Commercial and PMC Merger Sub are parties to that certain Agreement and Plan of Merger, dated July 8, 2013 (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, CIM Merger Sub will merge with and into PMC Merger Sub (the “Merger”). Pursuant to the Merger Agreement, the board of trust managers of PMC Commercial will declare a dividend to be paid to the holders of PMC Commercial common shares (each, a “PMC Commercial Common Share”) as of the last business day prior to consummation of the Merger, providing for the payment of $5.50 per PMC Commercial Common Share plus that portion of PMC Commercial’s regular quarterly dividend accrued through that day, which in accordance with the terms of the Merger Agreement shall be payable on or prior to the tenth business day after consummation of the Merger (the “Special Dividend”).

In rendering our opinion, we are relying upon the accuracy and completeness at all relevant times of the facts, information, statements, representations, warranties and covenants contained in (i) the Merger Agreement, (ii) the Registration Statement, and (iii) such other information and documentation as we have deemed necessary or appropriate. In addition, we have assumed that the Special Dividend will be paid in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, and that none of the terms or conditions contained in the Merger Agreement will be waived or modified.

Subject to the assumptions, exceptions, qualifications and limitations stated herein and in the Registration Statement, we are of the opinion that the conclusions of law with respect to United States federal income tax matters set forth in the Registration Statement under the subheading “Tax Consequences to PMC Commercial Shareholders of the Special Dividend” (which is a subsection of the discussion under the heading “Material U.S. Federal Income Tax Consequences”) are accurate and complete in all material respects.

We express no opinion as to any matter not discussed in the Registration Statement under the subheading “Tax Consequences to PMC Commercial Shareholders of the Special Dividend.” Our opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or treatment of the Special Dividend under any other laws.

Our opinion is rendered to you as of the effective date of the Registration Statement, and we undertake no obligation to update our opinion subsequent to the date hereof. Our opinion is based upon current provisions of the Internal Revenue Code of 1986, as amended, existing Treasury regulations thereunder, current administrative rulings of the Internal Revenue Service (the “IRS”), and court decisions, all of which are subject to change at any time possibly with retroactive effect. Any change in applicable law or facts and circumstances surrounding the Special Dividend, or any inaccuracy or incompleteness in the statements, facts, information, assumptions, representations, warranties or covenants on which our opinion is based could affect our conclusions. Our opinion is not binding on the IRS or the courts, and no ruling has been, or will be, obtained from the IRS as to any federal income tax consequences of the Special Dividend.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. This consent does not constitute an admission that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ LOCKE LORD LLP